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REED’S, INC.

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Reed’s, Inc. Nominates John Bello to Serve as Chairman of the Board of Directors

LOS ANGELES, Oct. 27, 2016 (GLOBE NEWSWIRE) — Reed’s Inc. (REED), maker of the top selling craft sodas nationwide announced today that the Board of Directors has nominated John Bello to be a board candidate and to serve as Chairman of the Board of Directors on the slate of Directors being presented by the Company to all shareholders. Mr. Bello will be considered an “independent” director and if elected will serve on the board until the 2017 annual meeting.

John Bello is the Founder and former CEO of South Beach Beverage Company, the maker of nutritionally enhanced teas and juices marketed under the brand name SoBe. The company was sold to PepsiCo in 2001 for $370 million and in the same year Ernst and Young named Mr. Bello National Entrepreneur of the Year in the consumer products category for his work with SoBe.

“I am excited to be able to work with John Bello on our new board. John’s expertise fills in some important areas that we are about to focus on, namely elevating top of mind awareness for Reed’s and Virgil’s through marketing and expanding up and down the street retail availability of our products. John grew his SoBe beverage brand nationally, in an aggressive roll out, taking over the marketplace and ultimately securing a landmark deal with PepsiCo. John has a lot of horsepower and getting him involved with us is a dream come true,” stated Chris Reed, CEO and Founder of Reed’s, Inc. “John brings a vision for innovation and strategic marketing to Reed’s that we believe will create exciting possibilities for market penetration and expansion,” he added.

“Healthier alternatives will be the future for carbonated soft drinks,” added Mr. Bello. “As the original craft soda, Reed’s ginger beverages and naturally-brewed sodas are already there as the leader in an exploding category. I am excited to join Reed’s board and to help Chris do for Reed’s what the concept of healthy refreshment did for SoBe,” commented Mr. Bello.

Before founding SoBe, Bello spent 14 years at National Football League Properties, the marketing arm of the NFL and served as its President from 1986 to 1993. As the President, Mr. Bello has been credited for building NFL Properties into a sports marketing leader and creating the model by which every major sports league now operates.

Prior to working for the NFL, Mr. Bello served in marketing and strategic planning capacities at the Pepsi Cola Division of PepsiCo Inc. and in product management roles for General Foods Corporation on the Sanka and Maxwell House brands.

Beyond SoBe, Mr. Bello has had other successful experience with healthy positioned soft drinks. He served as Chairman of the Board for IZZE Beverage Company, the maker of all natural sparkling fruit juices. There he helped in strategy, brand building and facilitated in the acquisition of IZZE by PepsiCo in 2006.

Currently, Mr. Bello is a managing director of JoNa Ventures, a family venture fund. Until recently he was a managing partner with Sherbrooke Capital, a venture capital group dedicated to investing in leading, early stage health and wellness companies.

Mr. Bello is extensively involved in non-profit work and currently serves as a Tufts University Trustee and advisory board member (athletics). Additionally, he serves on the boards of the Gordon Entrepreneurial Center at Tufts, the Tuck Center for Private Equity at Dartmouth College and the New York Council Boy Scouts of America. Mr. Bello also serves on the board of Boathouse Sports, Luminesce Eye Therapies and is Chairman of the Board of Beso Del Sol, a line of all natural imported sangria products.

Mr. Bello has been a guest on business networks such as Bloomberg, FOX Business Network, CNN and CNBC. Mr. Bello earned his BA from Tufts University, cum laude, and received his MBA from the Amos Tuck School of Business at Dartmouth College, where he was named an Edward Tuck Scholar.

About Reed’s, Inc.

Reed’s, Inc. makes the top-selling sodas in the natural and specialty foods industry which are sold in over 15,000 natural and mainstream supermarkets nationwide. Reed’s products are sold through an additional estimated 40,000 accounts that include specialty gourmet, natural food stores, retail stores, convenience stores and restaurants nationwide and in select international markets. Reed’s has sold over 500 million bottles since inception in June 1989 and is considered the leader of the fast growing craft soda category. Its seven award-winning non-alcoholic Ginger Brews are unique in the beverage industry, being brewed, not manufactured and using fresh ginger, spices and fruits in a brewing process that predates commercial soft drinks. The Company owns the top-selling root beer line in natural foods, the Virgil’s Root Beer product line, and a top-selling cola line in natural foods, the China Cola product line. In 2012, the Company launched its Reed’s Culture Club Kombucha line of organic live beverages. Other product lines include Reed’s Ginger Candies and Reed’s Ginger Ice Creams.

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